Imagenetix Announces Interim Award in Arbitration with TriPharma

SAN DIEGO, Sept. 19, 2011 /PRNewswire/ -- Imagenetix, Inc. (OTCBB: IAGX) announced today that it received an adverse decision in an interim arbitration award arising out of its pending dispute with former distributor TriPharma, LLC and its principal, Evan Dameshek. The arbitration is pending before a private arbitrator and is conducted under the rules of JAMS (Judicial Arbitration and Mediation Services) in San Diego, California. The interim award against the Company and its President, William Spencer, is for approximately $2.2 million plus as yet not determined legal fees and interest. "We obviously are not happy with the outcome of this case and are considering our legal options," said Mr. Spencer.

About Imagenetix

Imagenetix, based in San Diego, California, is an innovator of scientifically tested, natural-based, proprietary, bioceutical products developed to enhance human health on a global basis. Imagenetix develops and formulates propriety over-the-counter topical creams, skincare products and nutritional supplements to be marketed globally through multiple channels of distribution. In addition, the company develops patentable compounds for entering into licensing agreements with pharmaceutical partners. Imagenetix is the creator of Celadrin®. Please visit, www.celadrin.com or www.imagenetix.net.

Contact Imagenetix Investor Relations	William P. Spencer
(858)385-2797	Chief Executive Officer
Imagenetix, Inc.
Tel: (858) 674-8455